UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 18, 2002

Wellman, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15899	04-1671740
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

595 Shrewsbury Avenue, Shrewsbury, NJ	07702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 732-212-3300

Item 2. Acquisition or Disposition of Assets.

On June 18, 2002, Wellman, Inc. (the "Company") completed the previously-announced sale of its partially oriented yarn (POY) business located in Fayetteville, North Carolina. The assets of this business, which were previously reported as part of the Company's Fibers and Recycled Products Group, were reported as discontinued operations in the Company's financial statements for the period ending March 31, 2002.

The sale was consummated in accordance with the terms of the Asset Purchase Agreement among Cedar Creek Fibers LLC ("Buyer"), Fayetteville Fibers, Inc. ("Real Estate Buyer"), Fibers Industries, Inc., and the Company, dated as of May 28, 2002, as amended (the "Agreement"). A copy of the Agreement is attached as Exhibit 2 and is incorporated by reference. Upon consummation of the sale, the Company sold to Buyer the personal property, plant and equipment, inventory, and certain accounts receivable of its POY business, and sold to the Real Estate Buyer the real property associated with its POY business. The aggregate purchase price was $1.7 million in cash and the assumption of certain liabilities. In connection with the sale, the Company and Buyer also entered into a one-year supply agreement pursuant to which the Company will sell to Buyer raw material feedstock for use in the POY business. In addition, the Company has agreed to provide certain administrative services to Buyer for up to one year.

Item 7. Financial Statements and Exhibits.

  Financial Statements of Businesses Acquired.

  Not applicable

  Pro Forma Financial Information

  Not applicable

  Exhibits
Exhibit No.	Description
2

Asset Purchase Agreement among Cedar Creek Fibers LLC, Fayetteville Fibers, Inc., Fiber Industries, Inc. and Wellman, Inc. dated as of May 28, 2002, as amended by Amendment No. 1 dated June 18, 2002. Pursuant to Item 601(b)(2) of Regulation S-K, we have not filed herewith the schedules and exhibits to this Agreement. We hereby agree to furnish supplementally a copy of any such schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 28, 2002	WELLMAN, INC.
By: /s/ Keith R. Phillips Keith R. Phillips Chief Financial Officer